Exhibit 10.6

Date

Name

Address

City, State Zip

Dear Recipient:

Pursuant to the terms and conditions of Digitas’ 2000 Stock Option and Incentive Plan, as amended, you have been granted a Non-Qualified Stock Option to purchase                      shares (the “Option”) of stock as outlined below:

Granted To:	Recipient
ID#	000-00-0000
Grant Date:	, 2005
Option Price per Share:	$0.00
Total Cost to Exercise:	$0,000.00
Expiration Date:	, 2015
Vesting Schedule:	25% year one, then 6.25%/per quarter

Once you no longer work at Digitas, you will not become eligible to purchase any additional shares beyond those you were eligible to buy on the date your employment terminated. However, depending upon the reasons your employment ended, you may have a period of time after you leave to purchase the shares that you were already eligible to purchase. These provisions and other rules pertaining to exercise of your Option are sketched out in Attachment A to this letter and spelled out in the Plan. You must read the Plan and its Summary and Prospectus in order to fully understand the operational requirements of this Option. In any event, if you stay with Digitas, your opportunity to purchase the shares granted under this option will terminate on the Expiration Date listed above, the day before the 10th anniversary of the grant date.

Please sign below to indicate your receipt of this Option and return this form to Brett Dowsett in the Finance Department. We recommend that you make a copy of this form for your personal records. If there are any discrepancies in your name and address as shown, please make the appropriate corrections on this form.

Sincerely,

Ernest W. Cloutier
General Counsel

By my signature below, I hereby acknowledge the receipt of this Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of a copy of Attachment A, a summary of the Plan and Frequently Asked Questions that I have been offered an opportunity to receive a copy of the full Plan document and that I agree to conform to all of the terms and conditions of this Option and the Plan.

Signature:		Date:
Recipient

Attachment A

Exercise of vested options following termination of employment:

•	If you die while you hold exercisable options, your estate or your heirs will have until the earlier of 12 months following the date of your death or the Expiration Date to exercise the options.

•	If you become disabled while you hold exercisable options, you will have until the earlier of 12 months following the date of your termination of employment due to disability or the Expiration Date.

•	If your employment is terminated by the Company: (1) because you have been indicted or convicted or pled nolo contendere to a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (2) because you have violated the procedures or policies of the Company; or (3) because you have been grossly negligent or have been guilty of willful misconduct (any of which would be a termination for “Cause”), you will not be able to exercise any options after the date your employment terminates.

•	If your employment is terminated by the Company without cause or if your employment is terminated by a mutual agreement between you and the Company, you will have until the earlier of 12 months following the date of your termination of employment or the Expiration Date to exercise your vested options.

•	If you voluntarily terminate your employment by the Company, you will have until the earlier of 60 days following the date of your termination of employment or the Expiration Date to exercise your vested options.

•	Upon your “Qualified Retirement”, you will have until the earlier of 12 months following the date of your termination of employment or the Expiration Date to exercise your vested options. A “Qualified Retirement” shall be defined as: if you (1) voluntarily terminate your employment by the Company with its approval, (2) are at least fifty-five years of age, (3) have been an employee of the Company for at least ten years (excluding any leave(s) of absence), and (4) your voluntary termination of employment is in connection with your retirement.

Tax withholding: You have to make arrangements to pay the taxes applicable upon the exercise of your Option. You can choose to satisfy the tax obligations by:

•	Paying the withholding amount in cash.

•	Authorizing the Company to withhold shares with sufficient value to cover all or part of the tax from shares of Stock to be issued from your grant upon exercise.

•	Transferring to the Company shares with sufficient fair market value to satisfy the withholding amount.

Transfer of the Option: You cannot transfer this Option to any other person or entity and no one but you can exercise your Option. However, in the event you die with vested options that have not been exercised, they will be transferred to your estate or your heirs and may be exercised by the administrator of your estate or your heirs.

Exercise procedures:

•	You must give written notice to the Company that specifies how many of your vested Option shares you wish to purchase.

•	You can pay for the Option shares with cash, a certified or bank check, unrestricted shares of Digitas stock that you have owned for at least six months, through a cashless exercise with a broker (the HR Department here at Digitas or your stock broker can explain this to you) or through some combination of these payments.

•	Certificates for the shares will not be delivered to you until you have made payment in full, satisfied any withholding obligations and complied with any other applicable laws.

•	Options must be exercised in groups of at least 10 shares, unless the exercise is for the total number of options vested at the time of exercise.

•	No options can be exercised before they are vested or after their Expiration Date.

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